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                               [ATS MEDICAL LOGO]

Contacts:
ATS Medical, Inc.
Michael Dale
President and CEO, 763-557-2224
Jack Judd
CFO, 763-557-2222

EVC Group
Douglas Sherk, 415-896-6820
Jennifer Beugelmans, 415-896-6820


FOR IMMEDIATE RELEASE


            ATS MEDICAL ANNOUNCES CLOSING OF $19 MILLION CONVERTIBLE
                              SENIOR NOTE OFFERING


MINNEAPOLIS, Oct. 7, 2005---ATS Medical, Inc. (Nasdaq: ATSI) developer, manufacturer and marketer of state-of-the-art cardiac surgery products and services, today announced the sale of $19 million of 6% Convertible Notes due 2025 in a private placement.

"We believe that this successful offering will provide us increased financial flexibility to continue our strategy to establish ATS Medical as the leading provider of technologies used by the cardiac surgeon," said Michael Dale, Chairman, President and CEO. "Over the past 18 months, we have successfully expanded our franchise to include five innovative product opportunities in addition to our core product, the ATS Open Pivot(R) mechanical heart valve. This strategy leverages our cost structure while expanding our revenue base. The resources provided by this offering will allow us to opportunistically pursue additional new business development."

The notes bear interest of 6% per year payable on April 15 and October 15 of each year commencing with April 15, 2006, and mature on October 15, 2025. The notes are convertible to common stock at any time at a fixed conversion price of $4.20 per share. If fully converted, the Notes would convert into approximately 4,524,000 shares of the Company's common stock The conversion price represents a premium of 12% to the closing price of ATS Medical's common stock on October 6, 2005, which was $3.75. If the notes are converted under certain circumstances prior to October 15, 2008, the Company will pay the purchasers the interest they would have received on the notes through that date. The Company has the right to redeem the notes at par plus accrued interest at any time after October 20, 2008 and the purchasers have the right to require the





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Company to repurchase the notes at par plus accrued interest on October 15 in
2010, 2015 and 2020. The Company also issued to the purchasers of the notes warrants to purchase an aggregate of 1,140,000 shares of common stock at the rate of 60 warrants per $1,000 of principal amount of notes purchased. The warrants are exercisable at $4.40 per share, and expire in 2010. ATS Medical has also granted each of the purchasers a 120-day option to purchase its pro-rata portion of an additional $4,750,000 of notes and related warrants to purchase 285,000 shares of common stock. The Company has also agreed to file within 30 days a registration statement with the SEC covering the resale of the notes, the warrants and the common stock issuable upon conversion of the notes and exercise of the warrants. The Company plans to use the proceeds for working capital, capital expenditures, and potential acquisitions of complementary companies or technologies. Piper Jaffray & Co. served as the exclusive placement agent for the offering.

ABOUT ATS MEDICAL

ATS Medical manufactures and markets products and services focused on cardiac surgery. It is headquartered in Minneapolis and is global in scope with sales in more than 61 countries. More than 100,000 ATS Open Pivot heart valves, which utilize a unique pivot design resulting in exceptional clinical performance and a lower risk profile, have been implanted in patients worldwide. The ATS Medical web site is http://www.atsmedical.com.

SAFE HARBOR

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission to its Form 10-K for the year ended December 31, 2004.



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